UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 2, 2007

(Exact name of registrant as specified in its charter)

Kentucky	0-1469	61-0156015
(State of incorporation)	(Commission file number)	(IRS Employer Identification No.)

700 Central Avenue, Louisville, Kentucky 40208
(Address of principal executive offices)
(Zip Code)

(502) 636-4400
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 2, 2007, Churchill Downs Incorporated (the "Company") as Borrower entered into an Amendment No. 1 (the “First Amendment”) to the Amended and Restated Credit Agreement dated as of September 23, 2005 (the "Agreement") with JPMorgan Chase Bank, N.A. and the other lending institutions listed in the Agreement (the "Lenders"), JPMorgan Chase Bank, N.A. as Agent and Collateral Agent (the "Agent"), with PNC Bank, National Association as Syndication Agent and National City Bank as Documentation Agent.  The Guarantors under the Agreement continue to be Company subsidiaries Churchill Downs Management Company, Churchill Downs Investment Company, Churchill Downs Simulcast Productions, LLC, Charlson Industries, Inc., Calder Race Course, Inc., Tropical Park, Inc., Arlington Park Racecourse, LLC, Arlington OTB Corp., Quad City Downs, Inc., CDIP, LLC, CDIP Holdings, LLC, Churchill Downs Louisiana Horseracing Company, L.L.C., Churchill Downs Louisiana Video Poker Company, L.L.C. and Video Services, Inc.

The First Amendment primarily serves (i) to reduce the maximum aggregate commitment under the credit facility from $200,000,000 to $120,000,000 and (ii) reduce the interest rates applicable to amounts borrowed under this facility. Given the reduction in the maximum aggregate commitment, four lenders that were originally parties to the Agreement are removed as lenders under the terms of the First Amendment. These “Departing Lenders” are: Bank of America, N.A.; Branch Banking & Trust Company; Comerica Bank; and Suntrust Bank.

The amounts of the letter of credit sub-facility (not to exceed $25,000,000) and the swing line commitment (up to a maximum principal amount of $15,000,000) are not reduced by the First Amendment. The Company continues to have the ability, at any time, with the consent of the Agent but without the consent of the Lenders except as set forth in the Agreement and subject to satisfaction of the requirements set forth in the Agreement, to increase the maximum aggregate commitment by up to an additional $50,000,000, which would increase the maximum aggregate commitment to $170,000,000. Borrowings made pursuant to the Agreement may be revolving loans or swing line loans, the combined sum of which may not exceed the maximum borrowing amount.  Amounts borrowed under the Agreement may be borrowed, repaid and reborrowed from time to time until September 23, 2010.

Borrowings made pursuant to the Agreement will bear interest, payable the last day of each calendar quarter on floating rate advances or at the end of any interest period on Eurodollar advances, at either (a) the floating rate, described in the Agreement as the higher of the Agent’s prime rate or the federal funds rate plus 0.50%, or (b) the applicable margin (the "Applicable Margin"), which is determined with reference to the Company’s leverage ratio plus a rate based upon the Eurodollar rate (a publicly published rate). The lower end of the range of the Applicable Margin is reduced pursuant to the terms of the First Amendment from 75 to 50 additional basis points. In addition, whereas the Agreement provided for four “levels” for the Applicable Margin based on the Company’s leverage ratio, the pricing schedule incorporated into the First Amendment includes seven levels for the Applicable Margin. Swing line loans continue to bear interest at the prime rate of the swing line lender.  Under the Agreement, the Company agreed to pay a commitment fee, payable on the last day of each calendar quarter, at rates that range from 0.15% to 0.375% of the available aggregate commitment, depending on the Company's leverage ratio. The First Amendment serves to reduce the range of the commitment fee to rates from 0.10% to 0.25% and similarly increases the number of “levels” for commitment fees from four to seven.

The First Amendment adds a negative covenant that imposes a $100,000,000 cap on the amount of any investment that the Company may make to construct a gaming and/or slot machine facility in Florida in the event that laws in that state permit and the Company obtains authority to engage in such activities. The First Amendment also modifies two of the financial covenants, providing for a one-time increase in the maximum leverage ratio for a period of eight consecutive quarters in the event that the Company constructs a gaming and/or slot facility in Florida and increasing the baseline for the minimum consolidated net worth covenant from $190,000,000 to $290,000,000.

Certain of the Lenders party to the First Amendment, and their respective affiliates, have performed, and may in the future perform for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expenses.

The foregoing description of the First Amendment is qualified in its entirety by reference to the First Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information described above under Part (i) of "Item 1.01 Entry Into a Material Definitive Agreement" is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Numbers	Description

10.1
Amendment No. 1 to the Amended and Restated Credit Agreement among Churchill Downs Incorporated, the guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as agent and collateral agent, with PNC Bank, National Association, as Syndication Agent, and National City Bank, as Documentation Agent, dated as of May 2, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED

Date: May 2, 2007	/s/ Michael W. Anderson
Michael W. Anderson Vice President & Treasurer